As filed with the Securities and Exchange Commission on June 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIMBLE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1418899
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

211 River Oaks Parkway

San Jose, California 95134

(408) 432-9600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2008 Equity Incentive Plan

(Full title of the plans)

Suresh Vasudevan

Chief Executive Officer and Director

Nimble Storage, Inc.

211 River Oaks Parkway

San Jose, California 95134

(408) 432-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Mark A. Leahy, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Aparna Bawa, Esq. General Counsel Nimble Storage, Inc. 211 River Oaks Parkway San Jose, California 95134 (408) 432-9600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	793,134(2)	$24.00(3)	$19,035,216(3)	$2,451.74
TOTAL	793,134	N/A	$19,035,216	$2,451.74

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable with respect to the shares being registered for resale by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents shares of the Registrant’s common stock being registered for resale that have been previously issued to the selling stockholders named in this Registration Statement pursuant to the exercise of stock options granted under the Registrant’s 2008 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices reported on the New York Stock Exchange on June 4, 2014.

EXPLANATORY NOTE

Under cover of this Registration Statement on Form S-8 is a prospectus for common stock of Nimble Storage, Inc. prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, which we refer to as the reoffer prospectus. This reoffer prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 793,134 shares of common stock that have been issued to certain current and former employees and directors of Nimble Storage, Inc. prior to the filing of the initial Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission, or the Commission, on December 12, 2013, and that constitute “restricted securities” or “control securities” within the meaning of the Form S-8.

The holders of 793,134 shares of common stock that are covered in this reoffer prospectus are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any stock option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days following December 12, 2013 as described in “Shares Eligible for Future Sale – Lock-Up/Market Standoff Agreements” in Nimble Storage, Inc.’s final prospectus filed pursuant to Rule 424(b)(4) on December 13, 2013 with the Commission.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

(1)	Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

A prospectus prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales on a continuous or delayed basis of 793,134 shares of common stock previously issued to the selling stockholders named in this Registration Statement pursuant to the exercise of stock options granted under the 2008 Equity Incentive Plan is set forth below.

i

Nimble Storage, Inc.

793,134 SHARES

COMMON STOCK, PAR VALUE $0.001

This reoffer prospectus relates to 793,134 shares of common stock of Nimble Storage, Inc. that may be offered from time to time by certain selling stockholders described in this reoffer prospectus, or the Selling Stockholders, for their own accounts. Each of the Selling Stockholders acquired these shares of common stock pursuant to the exercise of stock options granted under the Nimble Storage 2008 Equity Incentive Plan.

The Selling Stockholders may sell the shares until the one-year anniversary of the exercise date of the stock options described above in the open market at prevailing market prices on the New York Stock Exchange, or in private transactions at negotiated prices. The Selling Stockholders may sell the shares directly, or may sell them through brokers or dealers. Nimble Storage will not receive any of the proceeds from sales made under this reoffer prospectus. Nimble Storage is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

Our common stock is traded on the New York Stock Exchange under the symbol “NMBL.”

See “Risk Factors” beginning on page I-3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 9, 2014

ii

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

Except where the context requires otherwise, in this reoffer prospectus “company,” “Nimble Storage,” “Registrant,” “we,” “us” and “our” refer to Nimble Storage, Inc., a Delaware corporation, and where appropriate, its subsidiaries.

iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated herein by reference, or the incorporated documents, contain forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section and elsewhere in this reoffer prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this reoffer prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

THE COMPANY

Our mission is to provide our customers with the industry’s most efficient data storage platform. We have designed and sell a flash-optimized hybrid storage platform that we believe is disrupting the market by enabling significant improvements in application performance and storage capacity with superior data protection, while simplifying business operations and lowering costs. At the core of our innovative platform is our Cache-Accelerated Sequential Layout file system software, which we call our CASL technology, and our cloud-based storage management and support service, InfoSight. Our platform’s key benefits include high performance and high capacity efficiency, superior data protection and simplified storage lifecycle management. We serve a broad array of enterprises and cloud-based service providers, and our software and storage systems effectively handle mainstream applications, including virtual desktops, databases, email, collaboration and analytics. Since shipping our first product in August 2010, our end-customer base has grown rapidly. As of April 30, 2014, we had over 3,000 end-customers.

We were incorporated in November 2007 as Nimble Storage, Inc., a Delaware corporation. Our principal executive offices are located at 211 River Oaks Parkway, San Jose, California 95134, and our telephone number is (408) 432-9600. Our website address is www.nimblestorage.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this reoffer prospectus, and you should not consider information on our website to be part of this reoffer prospectus.

Nimble Storage, the Nimble Storage logo, CASL, InfoSight, SmartStack and NimbleConnect are trademarks or registered trademarks of Nimble Storage. Other trade names or words used in this document are property of their respective owners.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this reoffer prospectus and the incorporated documents, including our consolidated financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Our Industry

We have a history of losses, anticipate increasing our operating expenses in the future, and may not be able to achieve or maintain profitability. If we cannot become profitable or maintain our profitability in the future, our business and operating results may suffer.

We have incurred net losses in all fiscal years since our inception, including net losses of $16.8 million, $27.9 million and $43.1 million in the years ended January 31, 2012, 2013 and 2014. As of January 31, 2014, we had an accumulated deficit of $101.1 million. We anticipate that our operating expenses will increase in the foreseeable future as we continue to develop our technology, enhance our product and service offerings, expand our sales channels, expand our operations and hire additional employees. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. In future periods, our profitability could be adversely affected for a number of possible reasons, including slowing demand for our products or services, increasing competition, a decrease in the growth of our overall market or general economic conditions. If we are unable to meet these risks and challenges as we encounter them, our business and operating results may suffer.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We were incorporated in November 2007 and shipped our first products in August 2010. The majority of our revenue growth has occurred in the years ended January 31, 2012 and later. Our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this reoffer prospectus. If we do not address these risks successfully, our business and operating results will be adversely affected, and our stock price could decline. Further, we have limited historical financial data. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

If the market for storage products does not grow as we anticipate, our revenue may not grow and our operating results would be harmed.

We are vulnerable to fluctuations in overall demand for storage products. Our business plan assumes that the demand for storage products will increase as organizations collect, process and store an increasing amount of data. However, if storage markets experience downturns or grow more slowly than anticipated, or if demand for our products does not grow as quickly as we anticipate, whether as a result of competition, product obsolescence, budgetary constraints of our end-customers, technological changes, unfavorable economic conditions, uncertain geopolitical environments or other factors, we may not be able to increase our revenue sufficiently to ever achieve profitability and our stock price would decline.

Our revenue growth rate in recent periods may not be indicative of our future performance.

You should not consider our revenue growth rate in recent periods as indicative of our future performance. While we have recently experienced significant revenue growth rates in the years ended January 31, 2012, 2013 and 2014, we may not achieve similar revenue growth rates in future periods. You should not rely on our revenue growth rates for any prior periods as any indication of our future revenue or revenue growth rates.

Our quarterly operating results may fluctuate significantly, which could cause the trading price of our common stock to decline.

Our operating results have historically fluctuated and may continue to fluctuate from quarter to quarter, and we expect that this trend will continue as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	the budgeting cycles and purchasing practices of end-customers;

•	our ability to attract and retain new channel partners and end-customers;

•	our ability to sell additional products to existing channel partners and end-customers;

•	changes in end-customer requirements or market needs and our inability to make corresponding changes to our business;

•	any potential disruption in our sales channels or termination of our relationship with important channel partners;

•	potential seasonality in the markets we serve;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape, including consolidation among our competitors or end-customers;

•	deferral of orders in anticipation of new products or product enhancements announced by us or our competitors;

•	our inability to provide adequate support to our end-customers;

•	our ability to control the costs of manufacturing our products, including the cost of components;

•	our inability to fulfill our customers’ orders due to supply chain delays or events that impact our manufacturers or their suppliers;

•	our inability to adjust certain fixed costs and expenses, particularly in research and development, for changes in demand;

•	price competition;

•	the timing of certain payments and related expenses, such as sales commissions;

•	increases or decreases in our revenue and expenses caused by fluctuations in foreign currency exchange rates, as an increasing portion of our revenue is collected and expenses are incurred and paid in currencies other than the U.S. dollar;

•	general economic conditions, both domestically and in our foreign markets;

•	the cost of and potential outcomes of existing and future claims or litigation, which could have a material adverse effect on our business;

•	future accounting pronouncements and changes in our accounting policies; and

•	changes in tax laws or tax regulations.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our operating results. In particular, because we have historically received a substantial portion of sales orders during the last few weeks of each fiscal quarter, we are particularly vulnerable to any delay in order fulfillment, failure to close anticipated orders or any other problems encountered during the last few weeks of each fiscal quarter. This variability and unpredictability could result in our failure to meet our revenue or other operating result expectations or those of investors for a particular period. The failure to meet or exceed such expectations could have a material adverse effect on our business, results of operations and financial condition that could ultimately adversely affect our stock price.

We have limited visibility into future sales, which makes it difficult to forecast our future operating results.

Because of our limited visibility into end-customer demand, our ability to accurately forecast our future revenue is limited. We sell our products primarily through our network of channel partners that accounted for 82%, 89% and 92% of our total revenue in the years ended January 31, 2012, 2013 and 2014. We place orders with our third-party manufacturer based on our forecasts of our end-customers’ requirements and forecasts provided by our channel partners. These forecasts are based on multiple assumptions, each of which might cause our estimates to be inaccurate, affecting our ability to provide products to our end-customers. When demand for our products increases significantly, we may not be able to meet it on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs to accelerate the manufacture and delivery of additional products. If we or our channel partners underestimate end-customer demand, we may forego revenue opportunities, lose market share and damage our end-customer relationships. Conversely, if we overestimate demand for our products and consequently purchase significant amounts of components or hold inventory, we could incur additional costs and potentially incur related charges, which could adversely affect our operating results.

Adverse economic conditions or reduced IT spending may adversely impact our business.

Our business depends on the overall demand for IT and on the economic health of our current and prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for our current and prospective customers and us to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our products. Weak global economic conditions, or a reduction in IT spending even if economic conditions improve, could adversely impact our business and operating results in a number of ways, including longer sales cycles, lower prices for our products, reduced bookings and lower or no growth.

We are dependent on a small number of product lines, and the lack of continued market acceptance of these product lines, particularly our CS Series of storage products, would result in lower revenue.

Our CS Series of storage products, or CS products, account for a majority of our total revenue and we anticipate that these products will continue to do so for the foreseeable future. As a result, our revenue could be reduced as a result of:

•	any decline in demand for these products;

•	the introduction of products and technologies by us or our competitors that serve as a replacement or substitute for, or represent an improvement over, our CS products;

•	technological innovations or new communications standards that our CS products do not address;

•	our failure or inability to predict changes in our industry or end-customers’ demands or to design products or enhancements that meet end-customers’ increasing demands; and

•	our inability to release enhanced versions of our CS products or new product lines on a timely basis.

Our products handle mission-critical data for our end-customers and are highly technical in nature. If our products have defects, failures occur or end-customer data is lost or corrupted, our reputation and business could be harmed.

Our products are highly technical and complex and are involved in storing and replicating mission-critical data for our end-customers. Our products may contain undetected defects and failures when they are first introduced or as new versions are released. We have in the past and may in the future discover software errors in new versions of our existing products, new products or product enhancements after their release or introduction, which could result in lost revenue. Despite testing by us and by current and potential end-customers, errors might not be found in new releases or products until after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Our products may have security vulnerabilities and be subject to intentional attacks by viruses that seek to take advantage of these bugs, errors or other weaknesses. If defects or failures occur in our products, a number of negative effects in our business could result, including:

•	lost revenue or lost end-customers;

•	increased costs, including warranty expense and costs associated with end-customer support;

•	delays, cancellations, reductions or rescheduling of orders or shipments;

•	product returns or discounts;

•	diversion of management resources;

•	legal claims for breach of contract, product liability, tort or breach of warranty; and

•	damage to our reputation and brand.

Because our end-customers use our products to manage and protect their data, we could face claims resulting from any loss or corruption of our end-customers’ data due to a product defect. While our sales contracts contain provisions relating to warranty disclaimers and liability limitations, these provisions might not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and could result in public perception that our products are not effective, even if the occurrence is unrelated to the use of our products. In addition, our business liability insurance coverage might not be adequate to cover such claims. If any data is lost or corrupted in connection with the use or support of our products, our reputation could be harmed and market acceptance of our products could suffer.

We rely on third-party channel partners to sell substantially all of our products, and if our partners fail to perform, our ability to sell and distribute our products and services will be limited, and our operating results will be harmed.

We depend on value added resellers, or VARs, and distributors to sell our products. Our contracts with channel partners typically have a term of one year and are terminable without cause upon written notice to the other party. Our channel partner agreements do not prohibit them from offering competitive products or services and do not contain any purchase commitments. Many of our channel partners also sell our competitors’ products. If our channel partners give higher priority to our competitors’ storage products, we may be unable to grow our revenue and our net loss could increase. Further, in order to develop and expand our channels, we must continue to scale and improve our processes and procedures that support our channel partners, including investments in systems and training, and those processes and procedures may become increasingly complex and difficult to manage. If we fail to maintain existing channel partners or develop relationships with new channel partners, our revenue opportunities will be reduced.

We receive a substantial portion of our total revenue from a limited number of channel partners, including VARs and distributors, and the loss of, or a significant reduction in, orders from one or more of our major channel partners would harm our business.

We receive a substantial portion of our total revenue from a limited number of channel partners, including VARs and distributors. For the years ended January 31, 2012, 2013 and 2014 our top ten channel partners accounted for 43%, 37% and 47% of our total revenue. During the third quarter of the year ended January 31, 2014, we transitioned order fulfillment in North America to two distributors. The majority of our existing VARs now contract directly with one or both of these two distributors. The larger of the two distributors is Avnet, Inc., which accounted for more than 10% of our revenue for the year ended January 31, 2014. Advanced Media Services is our other major distributor. It accounted for more than 10% of our revenue in the year ended January 31, 2013, but less than 10% of our revenue for the year ended January 31, 2014. We anticipate that we will continue to depend upon a limited number of channel partners for a substantial portion of our total revenue for the foreseeable future and, in some cases, the portion of our revenue attributable to individual channel partners may increase in the future. The loss of one or more key channel partners or a reduction in sales through any major channel partner would reduce our revenue.

We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

A number of very large corporations have historically dominated the storage market. We consider our primary competitors to be companies that provide enterprise storage products, including Dell, Inc., EMC Corporation, Hewlett-Packard Company and NetApp, Inc. We also compete to a lesser extent with a number of other smaller companies and certain well-established companies. Some of our competitors have made acquisitions of businesses that allow them to offer more directly competitive and comprehensive solutions than they had previously offered. We expect to encounter new competitors domestically and internationally as other companies enter our market or if we enter new markets.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	potential for broader market acceptance of their storage architectures and solutions;

•	greater name recognition and longer operating histories;

•	larger sales and marketing and customer support budgets and resources;

•	broader distribution and established relationships with distribution partners and end-customers;

•	the ability to bundle storage products with other technology products and services to better fit certain customers’ needs;

•	lower labor and development costs;

•	larger and more mature intellectual property portfolios;

•	substantially greater financial, technical and other resources; and

•	greater resources to make acquisitions.

We rely on a limited number of suppliers, and in some cases single-source suppliers, and any disruption or termination of these supply arrangements, failure to successfully manage our relationships with our key suppliers or component quality problems could delay shipments of our products and damage our channel partner or end-customer relationships.

We rely on a limited number of suppliers, and in some cases single-source suppliers, for several key components of our products. We generally purchase components on a purchase order basis and do not have long-term supply contracts with our suppliers. Our reliance on key suppliers reduces our control over the manufacturing process and exposes us to risks, including reduced control over product quality, production costs, timely delivery and capacity. It also exposes us to the potential inability to obtain an adequate supply of required components because we do not have long-term supply commitments. In particular, replacing the single-source suppliers of our solid state drives and chassis would require a product re-design that could take months to implement.

We generally maintain minimal inventory for repairs, evaluation and demonstration units and acquire components only as needed. We do not enter into long-term supply contracts for these components. As a result, our ability to respond to channel partner or end-customer orders efficiently may be constrained by the then-current availability, terms and pricing of these components. Our industry has experienced component shortages and delivery delays in the past, and we may experience shortages or delays of critical components in the future as a result of strong demand in the industry or other factors. If we or our suppliers inaccurately forecast demand for our products or we ineffectively manage our enterprise resource planning processes, our suppliers may have inadequate inventory, which could increase the prices we must pay for substitute components or result in our inability to meet demand for our products, as well as damage our channel partner or end-customer relationships.

Component quality is particularly important with respect to disk drives. We have in the past and may in the future experience disk drive failures, which could cause our reputation to suffer, our competitive position to be impaired and our end-customers to select other vendors. To meet our product performance requirements, we must obtain disk drives of extremely high quality and capacity. In addition, there are periodic supply-and-demand issues for disk drives and flash memory that could result in component shortages, selective supply allocations and increased prices of such components. We may not be able to obtain our full requirements of components, including disk drives, that we need for our storage products or the prices of such components may increase.

If we fail to effectively manage our relationships with our key suppliers, or if our key suppliers increase prices of components, experience delays, disruptions, capacity constraints, quality control problems in their manufacturing operations or adverse changes to their financial condition, our ability to ship products to our channel partners or end-customers could be impaired and our competitive position and reputation could be adversely affected. Qualifying a new key supplier is expensive and time-consuming. If we are required to change key suppliers or assume internal manufacturing operations, we may lose revenue and damage our channel partner or end-customer relationships.

Because we depend on a single third-party manufacturer to build our products, we are susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping orders on time, if at all, or on a cost-effective basis, which would cause our business to suffer.

In the fourth quarter of the year ended January 31, 2014, we began transitioning our manufacturing activities from two third-party manufactures to one, Flextronics. Our reliance on this third-party manufacturer reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs and product supply and timing. Any manufacturing disruption by Flextronics could severely impair our ability to fulfill orders. Generally, our orders represent a relatively small percentage of the overall orders received by Flextronics from its customers; therefore, fulfilling our orders may not be a priority in the event Flextronics is constrained in its ability to fulfill all of its customer obligations. If we are unable to manage our relationship with Flextronics effectively, or if Flextronics suffers delays or disruptions for any reason, experiences increased manufacturing lead-times, capacity constraints or quality control problems in its manufacturing operations, or fails to meet our future requirements for timely delivery, our ability to ship products to our end-customers would be impaired, and our business and operating results would be harmed.

We rely on a single manufacturer and any disruption or termination of our manufacturing arrangements could delay shipments of our products and harm our business.

Our current agreement with Flextronics does not contain any minimum commitment to manufacture our products, and is terminable at will or upon short notice by Flextronics. Furthermore, any orders are fulfilled only after a purchase order has been delivered and accepted. As a result, Flextronics may stop taking new orders or fulfilling our orders on short notice or limiting our allocations of products. If this were to occur, we would need to find alternative vendors and we could experience delays in shipping orders, which could harm our business.

Our business and operations have experienced rapid growth in recent periods. If we do not effectively manage any future growth or are unable to improve our systems and processes, our operating results could be harmed.

We have experienced rapid growth over the last few years. Our employee headcount and number of end-customers have increased significantly, and we expect to continue to grow our headcount significantly over the next 12 months. For example, from January 31, 2011 to January 31, 2014, our headcount increased from 47 to 592 employees. Since we initially launched our products in August 2010, our number of end-customers grew to over 2,640 as of January 31, 2014. The growth and expansion of our business and product and service offerings places a continuous significant strain on our management, operational and financial resources.

To manage any future growth effectively, we must continue to improve and expand our information technology, or IT, and financial infrastructure, our operating and administrative systems and controls, our enterprise resource planning systems and processes and our ability to manage headcount, capital and processes in an efficient manner. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Our failure to improve our systems and processes, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to accurately forecast our revenue and expenses, or to prevent losses. Our productivity and the quality of our products and services may also be adversely affected if we do not integrate and train our new employees quickly and effectively. Failure to manage any future growth effectively could result in increased costs, negatively impact our end-customers’ satisfaction and harm our operating results.

Our ability to sell our products is dependent on the quality of our technical support services, and our failure to offer high quality technical support services could have a material adverse effect on our sales, operating results and end-customers’ satisfaction with our products and services.

Once our products are deployed within our end-customers’ networks, our end-customers depend on our technical support services to resolve any issues relating to our products. We may be unable to respond quickly enough to accommodate short-term increases in end-customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. Increased end-customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. Any failure by us to effectively help our end-customers quickly resolve post-deployment issues or provide high-quality technical support, or a market perception that we do not maintain high-quality support, could harm our reputation and adversely affect our ability to sell our solutions to existing and prospective customers.

If we do not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, our business will suffer.

The storage market is characterized by rapidly evolving technology, customer needs and industry standards. We might not be able to anticipate future market needs or changes in existing technologies, and we might not be able to develop new products or product enhancements to meet such needs, either in a timely manner or at all. For example, if changes in technology result in a significant reduction in the price for flash memory, enterprises may not need to utilize flash-optimized storage in order to cost effectively protect their data. Also, one or more new technologies could be introduced that compete favorably with our storage products or that cause our storage products to no longer be of significant benefit to our end-customers.

The process of developing new technology is complex and uncertain, and we may not be able to develop our products in a manner that enables us to successfully address the changing needs of our end-customers. We must commit significant resources to developing new products and product enhancements before knowing whether our investments will result in products the market will accept. Additionally, we may not achieve the cost savings or the anticipated performance improvements we expect, and we may take longer to generate revenue, or generate less revenue, than we anticipate. If we are not able to successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products, our business and operating results will be harmed.

Our future growth plan depends in part on expanding outside of the United States, and we are therefore subject to a number of risks associated with international sales and operations.

As part of our growth plan, we intend to expand our operations globally. We have a limited history of marketing, selling and supporting our products and services internationally. International sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and accounts receivable collection and longer collection periods;

•	increased expenses incurred in establishing and maintaining office space and equipment for our international operations;

•	fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	difficulties in attracting and retaining personnel with experience in international operations;

•	risks associated with trade restrictions and foreign legal requirements, including the importation, certification and localization of our products required in foreign countries;

•	greater risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;

•	the uncertainty of protection for intellectual property rights in some countries;

•	greater risk of a failure of foreign employees to comply with both U.S. and foreign laws, including antitrust regulations, the U.S. Foreign Corrupt Practices Act and any trade regulations ensuring fair trade practices; and

•	general economic and political conditions in these foreign markets.

These factors and other factors could harm our ability to gain future international revenue and, consequently, materially impact our business and operating results. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to successfully manage our international operations and the associated risks effectively could limit the future growth of our business.

If we are not successful in executing our strategy to increase sales of our products to larger enterprise end-customers, our operating results may suffer.

Our growth strategy is dependent, in part, upon increasing sales of our products to larger enterprises. Sales to these types of end-customers involve risks that may not be present or that are present to a lesser extent with sales to smaller entities. These risks include:

•	competition from larger competitors that traditionally target larger enterprises that may have pre-existing relationships or purchase commitments from those end-customers;

•	increased purchasing power and leverage held by large end-customers in negotiating contractual arrangements;

•	more stringent support requirements; and

•	longer sales cycles and the associated risk that substantial time and resources may be spent on potential end-customers that elect not to purchase our products.

Large enterprises often undertake a significant evaluation process that results in a lengthy sales cycle. Although we have a channel sales model, our sales representatives may invest substantial time and resources in engaging with sales to larger end-customers. We may spend this time and resources without being successful in generating any sales. In addition, product purchases by large enterprises are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. Finally, large enterprises typically have longer implementation cycles, require greater product functionality and scalability and a broader range of services, demand that vendors take on a larger share of risks, sometimes require acceptance provisions that can potentially lead to a delay in revenue recognition, and expect greater payment flexibility from vendors. All of these factors can add risk to business conducted with these end-customers. If we fail to realize an expected sale from a large end-customer in a particular quarter or at all, our business, operating results and financial condition could be adversely affected.

We are in the process of evolving our distribution model, which may harm our future operating results.

We are in the process of evolving our distribution model from contracting directly with hundreds of individual VARs to contracting with fewer larger global distributors. Although we believe that this transition will make our sales channels more efficient and broader reaching, there is no guarantee that this new distribution model will increase our sales in the short term or allow us to sustain our gross margins. Any potential delays or confusion during the transition process with our new partners may negatively affect our relationship with our existing end-customers and channel partners. Our failure to successfully implement this new distribution model could adversely affect our operating results.

Our sales cycle is unpredictable, which makes it difficult to predict our results even in the near term.

A substantial portion of our quarterly sales typically occurs during the last month of the quarter, which we believe largely reflects sales cycles of storage products and other products in the technology industry generally. We have little visibility at the start of any quarter as to which existing end-customers, if any, will make additional purchases and when any additional purchases may occur, if at all.

Currently, our average sales cycle is approximately three months. However, potential end-customers may undertake a longer evaluation process that has, in the past, resulted in a longer sales cycle. In addition, our sales cycle may be extended if potential end-customers decide to re-evaluate other aspects of their storage infrastructure at the same time they are considering a purchase of our products. As a result, our quarterly operating results are difficult to predict even in the near term.

Our growth depends in part on the success of our strategic relationships with third parties.

Our future growth will depend on our ability to enter into successful strategic relationships with third parties. For example, our SmartStack initiative involves working with third parties, including Cisco, Citrix, Microsoft, Oracle and VMware to create a broader integrated technology solution to address our end-customers’ needs. In addition, we work with global distributors to streamline and grow our sales channel. These relationships may not result in additional customers or enable us to generate significant revenue. These relationships are typically non-exclusive and do not prohibit the other party from working with our competitors or from offering competing services. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer.

Interruptions to and failures of our IT infrastructure could disrupt our operations and services.

We depend on our IT infrastructure, which includes our data centers and networks, to operate our business and to provide services to our end-customers through our InfoSight platform. This infrastructure, including our back-up systems, resides in two locations. We do not currently have a disaster recovery policy. Any interruptions to or failures of our IT infrastructure, whether due to natural disasters, system failures, computer viruses, security breaches, computer hacking attacks or other causes, whether through third party action or employee error or malfeasance, would affect our ability to operate our business and provide services through our InfoSight platform. As a result, we could face liability with respect to any diminished performance of our InfoSight platform or support services generally during the periods when our IT infrastructure is compromised and any subsequent periods required to repair such interruptions or failures. Moreover, we would likely suffer reputational damage, and our ability to sell our solutions to existing and prospective customers could be harmed.

The inability of our products to interoperate with leading business software applications, hypervisors and data management tools would cause our business to suffer.

Our products are also designed to interoperate with virtualization solutions in the market. Virtual environment solutions require a fast and flexible network storage foundation. If our products are not compatible with leading business software applications, hypervisors and data management tools, demand for our products will decline. We must devote significant resources to enhancing our products to continue to interoperate with these software applications, hypervisors and data management tools. Any current or future providers of software applications, hypervisors or data management tools could make future changes that would diminish the ability of our products to interoperate with them, and we might need to spend significant additional time and effort to ensure the continued compatibility of our products, which might not be possible at all. Any of these developments could harm our business.

If our products do not interoperate with our end-customers’ infrastructure, sales of our products could be negatively affected, which would harm our business.

Our products must interoperate with our end-customers’ existing infrastructure, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our end-customers’ infrastructure or problematic network configurations or settings, we may have to modify our software or hardware so that our products will interoperate with our end-customers’ infrastructure. In such cases, our products may be unable to provide significant performance improvements for applications deployed in our end-customers’ infrastructure. In addition, government and other end-customers may require our products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from, or disadvantaged in, selling our products to such end-customers, which could harm our business and operating results.

If our industry experiences extraordinary declines in average sales prices, our revenue and gross profit may also decline.

The data storage products industry is highly competitive and has historically been characterized by declines in average sales prices. It is possible that the market for our storage products could experience similar trends in equal or greater degree than the rest of the industry. Our average sales prices could decline due to pricing pressure caused by several factors, including competition, the introduction of competing technologies, overcapacity in the worldwide supply of flash memory or disk drive components, increased manufacturing efficiencies, implementation of new manufacturing processes and expansion of manufacturing capacity by component suppliers. If we are required to decrease our prices to be competitive and are not able to offset this decrease by increases in the volume of sales or the sales of new products with higher margins, our gross margins and operating results could be adversely affected.

Governmental regulations affecting the export of certain of our solutions could negatively affect our business.

Our products, technology and software are subject to U.S. export controls and economic sanctions, and we incorporate encryption technology into certain of our products. These encryption products and the underlying technology may be exported outside the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations, including the filing of an encryption registration. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products to U.S. embargoed or sanctioned countries, governments and persons and for certain end-uses. Governmental regulation of encryption technology and regulation of imports or exports, or our failure, or inability due to governmental action or inaction, to obtain required import or export approval for our products could harm our international sales and adversely affect our revenue. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. Even though we take precautions to ensure that our channel partners comply with all relevant regulations, any failure by our channel partners to comply with such regulations could have negative consequences, including reputational harm, government investigations and penalties.

In 2013, we determined that we may have shipped a particular hardware appliance product to a limited number of international customers that, prior to shipment, may have required us to first obtain an encryption registration number prior to shipment and to submit annual reports to the U.S. Commerce Department’s Bureau of Industry and Security, or BIS. In May 2013, we submitted a voluntary self-disclosure to the Office of Export Enforcement, or OEE, to report our failure to make the required submissions and the resulting unauthorized exports as a potential violation. We also filed a request for authorization to service items previously exported without the required authorization. Failure to comply with export regulations and these recent voluntary submissions could result in penalties, costs, and restrictions on export privileges, which could also harm our operating results, as well as our inability to service certain products already in the hands of our end-customers, which could have negative consequences, including reputational harm. BIS has granted the service authorization and closed the enforcement matter by issuing us a warning letter, rather than assessing a civil penalty.

A portion of our revenue is generated by sales to government entities, which are subject to a number of challenges and risks.

We may in the future increase sales to government entities. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will result in a sale. Government certification requirements for products like ours may change and in doing so restrict our ability to sell into certain government sectors until we have attained the revised certification. Government demand and payment for our products and services may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products and services. Government entities may have statutory, contractual or other legal rights to terminate contracts with our channel partners for convenience or due to a default, and any such termination may adversely impact our future operating results. Government entities may require contract terms that differ from standard arrangements and may impose compliance requirements that are complicated, require preferential pricing or “most favored nation” terms and conditions, or are otherwise time consuming and expensive to satisfy. Government entities routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government entity refusing to continue buying our products and services, a reduction of revenue, fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely impact our operating results.

We may be subject to claims that our employees have wrongfully disclosed or we have wrongfully used proprietary information of our employees’ former employers. These claims may be costly to defend and if we do not successfully do so, our business could be harmed.

Many of our employees were previously employed at current or potential competitors. We may be subject to claims that these employees have divulged or we have used proprietary information of these employees’ former employers. For example, on October 29, 2013, NetApp, Inc. filed a lawsuit against us alleging that we and certain of our employees violated NetApp’s proprietary rights, as more fully described in the section titled “Legal Proceedings.” Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper our ability to develop new products and features for existing products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Our proprietary rights may be difficult to enforce or protect, which could enable others to copy or use aspects of our products without compensating us.

We rely and expect to continue to rely on a combination of confidentiality agreements, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights with our employees, consultants and third parties with whom we have relationships. We have filed various applications for certain aspects of our intellectual property. Valid patents may not issue from our pending applications, and the claims eventually allowed on any patents may not be sufficiently broad to protect our technology or products. Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our proprietary information. However, we cannot assure you that the agreements we have entered into will not be breached. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.

From time to time, we may need to take legal action to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business and operating results. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Any of these events would have a material adverse effect on our business and operating results.

Claims by others that we infringe their proprietary technology or other rights could harm our business.

Companies in the storage industry own large numbers of patents, copyrights, trademarks, domain names and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. Third parties have asserted and may in the future assert claims of infringement of intellectual property rights against us or our end-customers and channel partners. For example, in October 2013, we received a letter on behalf of Crossroads Systems suggesting that we should license some or all of its patents from its ‘972 Patent Family to avoid infringement of those patents. Our standard license and other agreements obligate us to indemnify our end-customers and channel partners against claims that our products infringe the intellectual property rights of third parties, and in some cases this indemnification obligation is uncapped as to the amount of the liability. As the number of products and competitors in our market increases and overlaps occur, and our profile within this market grows, infringement claims may increase. While we intend to increase the size of our patent portfolio, our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue and against whom our own patents may therefore provide little or no deterrence or protection. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that requires us to pay substantial damages, royalties or other fees. Any of these events could harm our business and operating results.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could materially and adversely affect our business and operating results. If a third party does not offer us a license to its technology or other intellectual property on reasonable terms, or at all, we could be enjoined from continued use of such intellectual property. As a result, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected products or services), effort and expense, and may ultimately not be successful.

If we are unable to hire, retain, train and motivate qualified personnel and senior management, our business could be harmed.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. In particular, we are highly dependent on the contributions of our executive team as well as members of our research and development organization. The loss of any key personnel could make it more difficult to manage our operations and research and development activities, reduce our employee retention and revenue and impair our ability to compete. Although we have entered into employment offer letters with our key personnel, these agreements have no specific duration and constitute at-will employment.

Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area where we have a substantial presence and need for highly skilled personnel. We may not be successful in attracting, integrating or retaining qualified personnel to fulfill our current or future needs. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our stock declines, it may adversely affect our ability to retain highly skilled employees. In addition, since we expense all stock-based compensation, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for options or reducing the size of equity awards granted per employee. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.

Failure to adequately expand our sales force will impede our growth.

We will need to continue to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to continue to expand our sales force, both domestically and internationally. Identifying, recruiting and training qualified personnel require significant time, expense and attention. It can take time before our sales representatives are fully-trained and productive. Our business may be adversely affected if our efforts to expand and train our sales force do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain talented sales personnel or if new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenue.

If we or our channel partners fail to timely and correctly install our storage products, or if our channel partners face disruptions in their business, our reputation will suffer, our competitive position could be impaired and we could lose end-customers.

In addition to our small team of installation personnel, we rely upon some of our channel partners to install our storage products at our end-customer locations. Although we train and certify our channel partners on the installation of our products, end-customers have in the past encountered installation difficulties with our channel partners. In addition, if one or more of our channel partners suffers an interruption in its business, or experiences delays, disruptions or quality control problems in its operations, our revenue could be reduced and our ability to compete could be impaired. As a significant portion of our sales occur in the last month of a quarter, our end-customers may also experience installation delays following a purchase if we or our channel partners have too many installations in a short period of time. If we or our channel partners fail to timely and correctly install our products, end-customers may not purchase additional products and services from us, our reputation could suffer and our revenue could be reduced. In addition, if our channel partners are unable to correctly install our products, we might incur additional expenses to correctly install our products.

We are exposed to the credit risk of some of our channel partners and direct customers, which could result in material losses and negatively impact our operating results.

Some of our channel partners and direct customers have experienced financial difficulties in the past. A channel partner or direct customer experiencing such difficulties will generally not purchase or sell as many of our products as it would under normal circumstances and may cancel orders. Our typical payment terms are 30 days. Because of local customs or conditions, payment terms may be longer in some circumstances and markets. In addition, a channel partner or direct customer experiencing financial difficulties generally increases our exposure to uncollectible receivables. If any of our channel partners or direct customers that represent a significant portion of our total revenue becomes insolvent or suffers a deterioration in its financial or business condition and is unable to pay for our products, our results of operations could be harmed.

Changes in laws, regulations and standards related to data privacy and the Internet could harm our business.

Federal, state or foreign government bodies or agencies have in the past adopted, and could in the future adopt, laws and regulations affecting data privacy and the use of the Internet as a commercial medium. Changing laws, regulations and standards applying to the solicitation, collection, processing or use of personal or consumer information could affect our end-customers’ ability to use and share data, potentially restricting our ability to store, process and share data with our end-customers through our InfoSight platform, and in turn limit our ability to provide real-time and predictive customer support. If we are not able to adjust to changing laws, regulations and standards related to the Internet, our business could be harmed.

Some of our products use “open source” software, which may restrict how we use or distribute our products or require that we release the source code of certain software subject to open source licenses.

Some of our products may incorporate software licensed under so-called “free,” “open source” or other similar licenses where the licensed software is made available to the general public under the terms of a specific non-negotiable license. Some open source licenses require that software subject to the license be made available to the public and that any modifications or derivative works based on open source software be licensed in source code form under the same open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple software programmers to design our proprietary technologies, we are not able to exercise complete control over the development methods and efforts of our programmers, and we cannot be certain that our programmers have not incorporated open source software into our products without our knowledge or that they will not do so in the future. Some of our products incorporate third-party software under commercial licenses. We cannot be certain whether such third-party software incorporates open-source software without our knowledge. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our products, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our products and materially and adversely affect our ability to sustain and grow our business. Many open source licenses include additional obligations and restrictions, such as providing attribution to the authors of the open source software or providing a copy of the applicable open source license to recipients of the open source software. If we distribute products outside the terms of applicable open source licenses, we could be exposed to claims of breach of contract or intellectual property infringement.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We expect that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for at least the next 12 months. In the future, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business and operating results. If we need additional capital and cannot raise it on acceptable terms, we might not be able to, among other things:

•	develop or enhance our products;

•	continue to expand our sales and marketing and research and development organizations;

•	acquire complementary technologies, products or businesses;

•	expand operations in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could harm our business and operating results.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the New York Stock Exchange. We expect the requirements of these rules and regulations will increase our legal, accounting, financial compliance and audit costs, make some activities more challenging, time consuming and costly, and place strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act. We are continuing to develop and refine our disclosure controls and other procedures designed to ensure information required to be disclosed in the reports filed with the U.S. Securities and Exchange Commission, or the SEC, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

Our current controls, and any new controls developed, may become inadequate because of changes in external conditions and in our business. Any failure to update, implement and maintain effective internal controls could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting required in periodic reports filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Further, weaknesses in our internal controls may be discovered in the future and result in a restatement of our financial statements for prior periods. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, or cause us to fail to meet our reporting obligations.

Ineffective disclosure controls and procedures and ineffective internal control over financial reporting could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and will continue to expend significant resources, including accounting and professional services fees related costs and in providing diligent management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could impair our ability to operate our business. In the event that our internal controls are assessed or perceived as inadequate, or we are unable to produce timely and accurate financial statements, investors may lose confidence in our operating results and our stock price could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and, in compliance with Section 404 of the Sarbanes-Oxley Act, file an internal control report with our annual report acknowledging the obligation of management to establish and maintain adequate internal controls and procedures for financial reporting.

We will not be required to make our first annual evaluation and attestation of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the year following our first annual report filed with the SEC. To comply with the full requirements of a public company, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting and/or internal audit staff. Commencing with the audit of our fiscal year 2015, when we must comply with the attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that it is not satisfied with the level at which our controls are designed or documented or may assess certain controls as ineffective, and our remediation efforts may not enable us to avoid a material weakness in the future.

If we fail to comply with environmental requirements, our business, operating results and reputation could be adversely affected.

We are subject to various environmental laws and regulations including laws governing the hazardous material content of our products and laws relating to the collection of and recycling of electrical and electronic equipment. Examples of these laws and regulations include the European Union, or EU, Restrictions of Hazardous Substances Directive, or RoHS, and the EU Waste Electrical and Electronic Equipment Directive, or WEEE, as well as the implementing legislation of the EU member states. Similar laws and regulations have been passed or are pending in China, South Korea, Norway and Japan and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

The EU RoHS and the similar laws of other jurisdictions ban the use of certain hazardous materials such as lead, mercury and cadmium in the manufacture of electrical equipment, including our products. Currently, the manufacturer of our hardware appliances and our major component part suppliers comply with the EU RoHS requirements. However, if there are changes to this or other laws (or their interpretation) or if new similar laws are passed in other jurisdictions, we may be required to reengineer our products to use components compatible with these regulations. This reengineering and component substitution could result in additional costs to us or disrupt our operations or logistics.

The WEEE Directive requires electronic goods producers to be responsible for the collection, recycling and treatment of such products. Changes in interpretation of the directive may cause us to incur costs or have additional regulatory requirements to meet in the future in order to comply with this directive, or with any similar laws adopted in other jurisdictions.

Our failure to comply with past, present and future similar laws could result in reduced sales of our products, substantial product inventory write-offs, reputational damage, penalties and other sanctions, any of which could harm our business and operating results. We also expect that our products will be affected by new environmental laws and regulations on an ongoing basis. To date, our expenditures for environmental compliance have not had a material impact on our results of operations or cash flows, and although we cannot predict the future impact of such laws or regulations, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how they are manufactured, which could have a material adverse effect on our business and operating results.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.

Our sales contracts are primarily denominated in U.S. dollars, and therefore, substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our products to our end-customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

Our business is subject to the risks of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, fire, flood, or significant power outage could have a material adverse impact on our business, operating results. Both our corporate headquarters and the location where our products are manufactured are located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters could affect our supply chain, manufacturing vendors, or logistics providers’ ability to provide materials and perform services such as manufacturing products or assisting with shipments on a timely basis. In the event we or our service providers are hindered by any of the events discussed above, shipments could be delayed, resulting in missed financial targets, such as revenue and shipment targets, for a particular quarter. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business or the businesses of our supply chain, manufacturers, logistics providers, partners or end-customers, or the economy as a whole. Any disruption in the business of our supply chain, manufacturers, logistics providers, partners or end-customers that impacts sales at the end of a fiscal quarter could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our suppliers’ disaster recovery plans prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, or delays in the manufacture, deployment or shipment of our products, our business and operating results would be adversely affected.

New regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

As a public company, we will be subject to new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether or not our products contain conflict minerals. The implementation of these new requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used or necessary to the production of our products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes or sources of supply to avoid such materials.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

As of January 31, 2014, we had federal and state net operating loss carryforwards of $73.2 million and $55.7 million due to prior period losses, which if not utilized, will begin to expire in 2034. If these net operating losses, or NOLs, expire unused and are unavailable to offset future income tax liabilities, our profitability may be adversely affected. In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes and, if we undergo an ownership change in the future, our ability to utilize our NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Code. In September 2013, we completed an analysis to evaluate whether there are any limitations of our NOLs and concluded no limitations currently exist. While we do not believe that we have experienced an ownership change that would result in limitations, regulatory changes, such as suspension of the use of NOLs, could result in the expiration of our NOLs or otherwise cause them to be unavailable to offset future income tax liabilities. Our net operating losses could also be impaired under state law. As a result, we might not be able to utilize a material portion of our NOLs.

We may acquire other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.

As part of our business strategy, we may make investments in complementary companies, products or technologies. However, we have not made any acquisitions to date, and as a result, our ability as an organization to acquire and integrate other companies, products or technologies in a successful manner is unproven. We may not be able to find suitable acquisition candidates, or we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our end-customers, investors or securities analysts. In addition, if we are unsuccessful at integrating such acquisitions, or the technologies associated with such acquisitions, into our company, our operating results could be adversely affected. We may also incur unforeseen liabilities which could materially and adversely affect our operating results. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that impede our ability to manage our operations.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could be an “emerging growth company” for up to five years, although we may lose such status earlier, depending on the occurrence of certain events. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following December 12, 2018 or (b) in which we have gross annual revenue of at least $1.0 billion, (ii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means that the market value of our common stock held by non-affiliates exceeds $700 million as of the prior July 31 and (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Risks Related to Ownership of Our Common Stock

The price of our common stock has been, and is likely to continue to be, volatile and may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchased your shares.

The trading price of our common stock has been volatile, and could be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

•	overall performance of the equity markets

•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our common stock;

•	announcements of technological innovations, new applications or enhancements to services, acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	recruitment or departure of key personnel

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	the expiration of market standoff or contractual lock-up agreements, including the June 11, 2014 expiration of the lock-up in connection with our initial public offering;

•	the size of our market float; and

•	any other factors discussed in this report.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Substantial blocks of our total outstanding shares may be sold into the market when “lock-up” or “market standoff” periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale. We had 71.8 million shares of our common stock outstanding as of March 31, 2014. Approximately 62.6 million shares are currently restricted as a result of lock-up and market standoff agreements and will become available for sale in the public market on June 11, 2014. Shares held by directors, executive officers and other affiliates are subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. The market price of the shares of our common stock could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

Certain of our stockholders have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. All of these shares are subject to market standoff or lock-up agreements restricting their sale until June 11, 2014. We have registered shares of common stock that we have issued and may issue under our employee equity incentive plans and we intend to register additional shares of common stock that we have issued and may issue under such employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

The representatives of the underwriters in our initial public offering may, in their discretion, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in those lock-up agreements.

The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

If securities or industry analysts choose to publish or refrain from publishing research, publish inaccurate or unfavorable research, or discontinue publishing research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If industry analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price could decline.

Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in corporate control.

Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, 75% of our outstanding common stock as of March 31, 2014. As a result, these stockholders, acting together, have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership could harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Delaware law and provisions in our restated certificate of incorporation and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

•	our board of directors is classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	only our board of directors has the right to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	only our chairman of the board, our chief executive officer, our president or a majority of our board of directors are authorized to call a special meeting of stockholders;

•	certain litigation against us can only be brought in Delaware;

•	our restated certificate of incorporation will authorizes undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without the approval of the holders of common stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

USE OF PROCEEDS

If shares are resold by the Selling Stockholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Stockholders. See the sections titled “Selling Stockholders” and “Plan of Distribution” below.

SELLING STOCKHOLDERS

The shares that may be offered from time to time by an aggregate of 100 Selling Stockholders who are or were employees of or consultants of Nimble Storage were acquired by the Selling Stockholders upon exercise of stock options granted under the 2008 Equity Incentive Plan and constitute “restricted securities” or “control securities” within the meaning of the Form S-8. Each of the Selling Stockholders is a non-affiliate and the number of shares each Selling Stockholder may reoffer or resell pursuant to this reoffer prospectus is less than one percent of the shares issuable under the 2008 Equity Incentive Plan.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of their shares acquired pursuant to the exercise of stock options granted under the 2008 Equity Incentive Plan. The Selling Stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the shares of common stock offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.

The Selling Stockholders are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days as described in “Shares Eligible for Future Sale – Lock-Up/Market Standoff Agreements” in Nimble Storage, Inc.’s final prospectus filed pursuant to Rule 424(b)(4) on December 13, 2013 with the SEC. In addition, shares to be offered or resold by means of this reoffer prospectus by the Selling Stockholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

The common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

•	through the writing of stock options, whether the stock options are listed on an options exchange or otherwise.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange.

Selling Stockholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2014 as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst  & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov or our website at www.nimblestorage.com. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Nimble Storage, Inc., Attention: General Counsel, 211 River Oaks Parkway, San Jose, California 95134, (408) 432-9600.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated herein by reference into this reoffer prospectus:

(a)	our Annual Report on Form 10-K filed on April 17, 2014;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

(c)	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-36233) filed on December 10, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this reoffer prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this reoffer prospectus from the date of the filing of such documents.

Unless expressly incorporated into this reoffer prospectus, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this reoffer prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

793,134 SHARES

COMMON STOCK, PAR VALUE $0.001

Prospectus

June 9, 2014

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission, or the Commission, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated herein by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K filed on April 17, 2014;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36233) filed with the Commission on December 10, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to its directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the Delaware General Corporation Law (regarding unlawful payments of dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers to provide these individuals with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption From Registration Claimed.

The shares being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the 2008 Equity Incentive Plan registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Certificate of Incorporation.	S-1	333-191789	3.2	December 2, 2013
4.2	Amended and Restated Bylaws.	S-1	333-191789	3.4	December 2, 2013
4.3	Form of Common Stock Certificate.	S-1	333-191789	4.1	December 10, 2013
4.4	Amended and Restated Investors Rights Agreement, dated August 10, 2012, by and among the Registrant and certain of its stockholders, as amended.	S-1	333-191789	4.2	October 18, 2013
4.5	Form of Indemnification Agreement.	S-1	333-191789	10.1	December 2, 2013
4.6	2008 Equity Incentive Plan and forms of award agreements.	S-1	333-191789	10.2	October 18, 2013
5.1	Opinion of Fenwick & West, LLP					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 9th of June, 2014.

NIMBLE STORAGE, INC.

By:	/s/ Suresh Vasudevan
Suresh Vasudevan Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Suresh Vasudevan and Anup Singh, and each of them, as his true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Suresh Vasudevan Suresh Vasudevan	Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2014

/s/ Anup Singh Anup Singh	Chief Financial Officer (Principal Accounting and Financial Officer)	June 9, 2014

/s/ Varun Mehta Varun Mehta	Founder, Vice President of Engineering and Director	June 9, 2014

/s/ Frank Calderoni Frank Calderoni	Director	June 9, 2014

James J. Goetz	Director	June 9, 2014

/s/ Jerry M. Kennelly Jerry M. Kennelly	Director	June 9, 2014

/s/ Ping Li Ping Li	Director	June 9, 2014

/s/ William J. Schroeder William J. Schroeder	Director	June 9, 2014

EXHIBIT INDEX

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Restated Certificate of Incorporation.	S-1	333-191789	3.2	December 2, 2013
4.2	Amended and Restated Bylaws.	S-1	333-191789	3.4	December 2, 2013
4.3	Form of Common Stock Certificate.	S-1	333-191789	4.1	December 10, 2013
4.4	Amended and Restated Investors Rights Agreement, dated August 10, 2012, by and among the Registrant and certain of its stockholders, as amended.	S-1	333-191789	4.2	October 18, 2013
4.5	Form of Indemnification Agreement.	S-1	333-191789	10.1	December 2, 2013
4.6	2008 Equity Incentive Plan and forms of award agreements.	S-1	333-191789	10.2	October 18, 2013
5.1	Opinion of Fenwick & West, LLP					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
24.1	Power of Attorney (included on the signature page of this Registration Statement).					X